Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is by and between Lonestar Resources, Inc. (the “Company”), on the one hand, and [•] (the “Executive”), on the other (collectively, the “Parties”).

RECITALS

WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the covenants and agreements herein after set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

AGREEMENT

1.                                      EFFECTIVENESS OF AGREEMENT

This Agreement shall become effective as of [•] (“Effective Date”).

2.                                      EMPLOYMENT AND DUTIES

2.1                               General. The Company hereby employs the Executive, and the Executive agrees to serve, as [•], upon the terms and conditions herein contained. Executive will report to the Chief Executive Officer or the Board of Directors of Lonestar Resources US Inc. (the “Board”). The Executive shall have all of the responsibilities and powers normally associated with such position. The Executive is a highly skilled and experienced professional possessing valuable knowledge of oil and gas operations. The Executive will perform duties and services commensurate with the Executive’s positions in order to achieve the goals and objectives of the Company. The Executive will also perform such other duties and services commensurate with the Executive’s position for other operations of affiliates of the Company, as may be reasonably designated from time to time by the Chief Executive Officer or the Board. The Executive will serve the Company faithfully and perform his duties to the best of his ability, applying his best levels of skill, judgment, professionalism, knowledge and diligence commensurate with his experience and level of position.

2.2                               Exclusive Services. Except during vacation periods and reasonable periods of absence due to sickness, personal injury or disability, the Executive shall devote his full working time throughout the Employment Term (as defined in Section 2.3) to the services required of him hereunder. The Executive shall render his services exclusively to the Company during the Employment Term and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Executive may serve on Boards of Directors of charities, provided that such service does not pose a conflict of interest.

2.3                               Term of Employment. The Executive’s employment under this Agreement shall commence as of the Effective Date and shall terminate on [•], unless terminated sooner pursuant to this Agreement (the “Final Employment Date”), such time period hereinafter referred to as the “Employment Term.”

2.4                               Reimbursement of Expenses. The Company shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, including receipts as appropriate.

3.                                      SALARY

3.1                               Base Salary. The Executive shall be compensated on a twice monthly basis at a Base Salary rate that if annualized would produce an annual Base Salary of USD $[•]. The Board, or if applicable, the Board’s Compensation Committee (excluding Executive) will review annually the Executive’s performance and determine the amount of increase, if any. The Company shall withhold such appropriate deductions as shall be required to be withheld by applicable law and regulations. The Base Salary shall be payable in arrears in equal installments not less frequently than twice monthly in accordance with the payroll practices of the Company.

3.2                               Annual Cash Bonus. Based on whether and the extent to which during a year Executive achieves reasonable performance objectives, Executive will be eligible for an Annual Cash Bonus between zero percent (0%) and fifty percent (50%) of Base Salary for that calendar year, provided that the Executive’s overall performance is at least satisfactory and provided that at the date of the award the Executive has not been given notice of termination and has not resigned. The Annual Cash Bonus will be set within ten weeks of the end of each annual period ending on 31st December and will be paid on or before March 14 of the calendar year immediately following each annual period ending on 31st December. The first such Annual Cash Bonus will be for the period from the Effective Date through [•], and will be set at between zero percent (0%) and fifty percent (50%) of the Base Salary received during that period with the percentage rate determined by [the short-term incentive plan in force for the Company’s Executives for that year and provided that the Executive’s overall performance is at least satisfactory]. In the event the Executive’s employment has terminated and the Executive is due an Annual Cash Bonus, that Annual Cash Bonus will be paid at such time as would have been paid had the Executive still been employed by the Company. Additionally, if Executive is terminated without Cause or resigns with Good Reason, Executive will be entitled to a prorated portion of the Annual Cash Bonus up to the Date of Termination or resignation with Good Reason using the same standards and methodology set forth in the first two sentences of this subsection; the prorated Annual Cash Bonus will be paid at such time as it would have been paid had the Executive still been employed by the Company.

4.                                      BENEFITS

4.1                               Employee Plans. Executive will be entitled to participate in the health care and other employee benefit plans offered to executives by the Company. The costs of participating in the health care plan will be paid for by the Company. Executive shall participate in such plans on the same basis as similarly situated Company employees.

4.2                               Share Option Plans. Executive will be entitled to participate in any share option plans initiated by Lonestar Resources US Inc. Any participation in any such plan will be governed by the rules of the plan and a separate invitation issued by Lonestar Resources US Inc. to the Executive.

4.3                               Vacation. The Executive shall, during the Employment Term, accrue 4 weeks of vacation, in addition to Company holidays. Executive will also accrue 2 weeks of sick leave. Accrued but unused vacation can be rolled over to the next year, with a maximum roll over time of 2 years, so that Executive cannot have more than 10 weeks of accrued but unused vacation at any one time. Sick leave is to be used only in the calendar year it is granted with no rollover privileges.

4.4                               Car Allowance. During the term of this Agreement, the Company will provide Executive with a car allowance in the amount of $[•] per month.

4.5                               Executive Medical Benefit. In addition to the medical benefits provided to Executive pursuant to Section 4.1 above, the Company shall provide Executive with a supplemental medical expense benefit in an amount of $[•] per annum, for Executive’s use in connection with medical expenses not otherwise covered through the benefits provided to him pursuant to Section 4.1 above.

5.                                      TERMINATION OF EMPLOYMENT

5.1                               Termination Without Cause.

5.1.1                     General. If the Executive’s employment is terminated by the Company without Cause (as defined in Section 5.3 of this Agreement) or if Executive resigns his employment for Good Reason (as defined in Section 5.4 herein), all Company obligations cease except that, on the condition that Executive executes and does not revoke a release satisfactory to the Company, the Company shall continue to pay the Executive the Base Salary (at the rate in effect on the date of such termination or resignation) and benefits defined in Section 4 above through to the Final Employment Date (the “Severance Period”) at such intervals as the same would have been paid had the Executive remained n the active service of the Company.

5.1.2                     Conditions Applicable to the Severance Period. If during the Severance Period the Executive breaches his obligations under Section 7 of this Agreement, the Company may cease to make any further payments described in Section 5.1.1, provided that the Company shall not make less than one payment during the Severance Period.

5.1.3                     Death or Disability During Severance Period. In the event of the Executive’s death or disability during the Severance Period, payments of Base Salary and all other benefits, including without limitation health insurance benefits under this Section 5.1.3 shall continue to be made during the remainder of the Severance Period to the beneficiary designated in writing for this purpose by the Executive or, if no such beneficiary is specifically designated, to the Executive’s estate.

5.1.4                     Date of Termination. The date of termination of employment without Cause shall be the date specified in a written notice of termination to the Executive.

5.2                               Termination for Cause or Executive’s Resignation Without Good Reason.

5.2.1                     General. If, prior to the expiration of the Employment Term, the Executive’s employment is terminated by the Company for Cause (as defined in paragraph 5.3 of this Agreement), or the Executive resigns from his employment without Good Reason hereunder (in which case the Executive must give no less than thirty (30) days’ written notice to the Company), the Executive shall be entitled only to (i) payment of his Base Salary as then in effect through and including the date of termination or resignation, and (ii) accrued but unused vacation. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law (e.g., COBRA). In the event that a court subsequently finds that Cause did not exist, damages shall be equal to and shall not exceed the post-termination amount that would be due for the applicable Severance Period for a” without Cause” termination under section 5.1.1.

5.2.2                     Process for Termination for Cause and Date of Termination. Prior to terminating Executive’s employment for Cause (as defined in paragraph 5.3 of this Agreement), the Company will notify in writing Executive of the specific reason(s) for the proposed termination and afford Executive the opportunity to respond and cure within (15) days immediately following such notification. The Company may or may not exercise its discretion to suspend the Executive with pay. The Company will within ten (10) days immediately following receipt of the Executive’s written response notify in writing the Executive of the Company’s decision. The date of termination for Cause shall be the date specified in the written notice of termination to the Executive.

5.3                               Cause.

Termination for “Cause” shall mean termination of the Executive’s employment because of:

(i)             Material Breach: any act or omission that constitutes a material breach by the Executive of any of the obligations or performance standards stated in or under this Agreement; or

(ii)          Performance Objectives: the failure of the Executive to achieve assigned long-term performance objectives that would be reasonable for a company of the Company’s size, assets and funding, in a timely manner in a way that supports the Company’s strategy and business plan as adopted by the Board of Directors of the Company, except that market price fluctuations and other events beyond Executive’s control shall not qualify as Cause; or

(iii)       Intentional Violation of Law: any willful and material violation by the Executive of any federal or state law or regulation directly related to the business of the Company, or any of its subsidiaries, or the Executive’s perpetration of an act constituting a felony, or any willful perpetration by the Executive of fraud or similar crime of moral turpitude; or

(iv)      Other Misconduct: any other willful misconduct by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.

5.4                               Good Reason.

Resignation for Good Reason shall mean a resignation of Executive’s employment because of an occurrence of any of the following without Executive’s prior written consent:

(i)             A material diminution in Executive’s Base Salary as originally set in this Agreement and as it may be amended from time to time during the term of this Agreement; or

(ii)          A material diminution in Executive’s broad authority, or responsibilities from those envisaged in the Company’s business planning and as may be amended from time to time during the term of this Agreement; or

(iii)       A material change in the principal office location at which Executive must perform services for the Company to another location.

The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 30 days of the initial existence of such grounds and the Company has had at least 60 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 60 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.5.                            Deductions.

If as of the Final Employment Date Executive owes money in any amount to the Company, the Company may, at its sole discretion and without further notice or action, deduct any amount Executive owes from any and all amount, money or equity Company may owe Executive including, without limitation, from any wages, compensation, expense reimbursements, severance payments, stock options, stock or other amounts that may be due from the Company to Executive on or after the Final Employment Date. For clarity, the above deduction may include severance amounts, so that if Executive is to be paid during the Severance Period but Executive owes the Company any amount, the Company may deduct what the Company is owed from any amounts that may be owed to Executive during the Severance Period.

6.                                      DEATH OR DISABILITY

In the event of termination of employment by reason of death or Disability causing the Executive to be unable to perform the essential functions of his job (“Disability”), the Company’s sole obligation, provided Executive or his estate executes and does not revoke a release satisfactory to the Company, shall be to continue to make payment of the Base Salary to the Executive’s legal representatives (in the case of Executive’s death) or to Executive (in the case of Executive’s Disability) for a period that is  the shorter of (i) twelve (12) months beginning on the date of death or Disability, or (ii) the remainder of the Employment Term. All health insurance for the Executive’s family shall be extended for the same period. Other benefits shall be determined in accordance with the benefit plans maintained by the Company, and the Company shall have no further obligation hereunder.

7.                                      NON-SOLICITATION; CONFIDENTIAL INFORMATION: NON-COMPETITION.

7.1                               Acknowledgment. Executive understands that the nature of Executive’s position gives him access to and knowledge of Confidential Information and places him in a position of trust and confidence with the Company and that the Executive will benefit from the Company’s goodwill. Executive understands and acknowledges that the Company invested significant time and expense in developing the Confidential Information and goodwill.

Executive further understands and acknowledges that the restrictive covenants below are necessary to protect the Company’s legitimate business interests in its Confidential Information and goodwill. Executive further understands and acknowledges that the Company’s ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company and that the Company would be irreparably harmed if the Executive violates the restrictive covenants below.

7.2                               Non-solicitation. For so long as the Executive is employed by the Company and continuing for one year after termination or resignation of employment, the Executive shall not, without the prior written consent of the Company, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an Executive, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company:

(a)         Solicit or endeavor to entice away from the Company, or any of its subsidiaries or affiliates, any person or entity who is employed by the Company, or any of its subsidiaries or affiliates,

(b)         endeavor to entice away from the Company, or any of its subsidiaries or affiliates, or solicit with respect to services then being rendered or planned, proposed or contemplated to be rendered by the Company or any such subsidiary or affiliate, any person or entity who is, or was within the then most recent twelve-month period, a person or entity with which the Company or any affiliated company does or may do business,

(c)          disclose to any competitor of the Company the name or address of any past or present person or entity with which the Company does or may do business, and/or

(d)         advise or suggest that any person or entity with which the Company does or may do business withdraw, curtail or cancel business with the Company. Before seeking an employment or other relationship with any business in the oil and gas industry at any time up to one year following discontinuation of employment with the Company, Executive shall provide to such business a notice advising that he is subject to a non-solicitation agreement and stating that if employment or other relationship ensues then the Executive and business will need to comply with the non-solicitation agreement. For the purposes of this Section7.2, ownership of securities having no more than one percent of the outstanding voting power of any entity which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed in violation of this Section 7.2 so long as the Executive has no other connection or relationship with such entity.

7.3                               Confidential Information. The parties acknowledge and agree that during the employment of Executive, the Company will disclose confidential information (as defined herein) to Executive. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or in directly, disclose such Confidential Information disclosed to him by the Company during his employment by the Company, or Confidential Information of any of its subsidiaries or affiliates. The term “Confidential Information” means information treated as confidential by the Company and not previously disclosed to the public, with respect to the Company’s, or any of its affiliates’ or subsidiaries’, products, facilities, applications and methods, proprietary information, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company’s products), business plans, prospects or opportunities, and which should reasonably be deemed confidential, but shall exclude any information which (i) is generally known by the general public other than as a result of disclosure by any employee of the Company or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law, provided that before making such disclosure the Executive provides at least five working days’ notice to the Company along with all relevant paperwork. Before seeking an employment or other relationship with any business in the oil and gas industry, Executive shall provide such business with written notification advising that Executive is subject to a confidentiality agreement and stating that if an employment or other relationship ensues then the Executive and business will have to comply with the confidentiality agreement.

7.4                               Non-Competition. For so long as the Executive is employed by the Company, and for one year immediately following termination, the Executive shall not, directly or indirectly in the Restricted Geographical Area, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity (other than the Company or any of its subsidiaries or affiliates) render any service to or in any way be affiliated with any person or business that is engaged in the oil and gas business in the Restricted Geographical Area without the prior written consent of the Company. Before performing services for any oil and gas person or entity in the Restricted Geographical Area at any time up to one year immediately following discontinuation of employment with the Company, the Executive shall inform such company in writing that he is subject to a non-competition agreement and provide a copy of such notice to Company. Executive agrees that these temporal and geographical scopes are reasonable and no greater than necessary to protect Company’s interest. For the purposes of this Section 7.4, ownership of securities having no more than two percent (2%) of the outstanding voting power of any competitor which is listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed in violation of this Section 7.4 so long as the Executive has no other connection or relationship with such competitor. The Restricted Geographical Area is defined as within the same County as any of the properties or prospects in which the Company has mineral rights or is actively engaged in, or has been actively engaged in, serious negotiations for the acquisition of mineral rights (for example, but not limited to, through a written agreement with a potential vendor in the form of a Letter of Intent, where a Purchase and Sale Agreement is or has been under active negotiation or exists, or through negotiation of a Joint Development Agreement; but for the avoidance of doubt, entering into a non-disclosure agreement on its own would not be deemed to be “serious negotiations” for the purpose of this paragraph).

7.5                               Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company.

7.6                               Injunctive Relief. Without intending to limit the remedies available to the Company, the Executive agrees and acknowledges that in the event of a breach of any of the covenants contained in this Section 7, the Company shall be entitled to seek in a court of competent jurisdiction only in Tarrant County, Texas, temporary, preliminary and/or permanent injunctive relief restraining the Executive from engaging in activities prohibited by this Section 7 or such other relief as may be required specifically to enforce any of the covenants in this Section 7 and such can be sought without the posting of a bond. If for any reason it is held that the restrictions under this Section 7 are no treason able or that consideration therefore is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this Section 7 as will render such restrictions valid and enforceable.

8.                                      MISCELLANEOUS

8.1                               Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	Lonestar Resources, Inc.
509 Pecan, Suite 200,
Fort Worth, Texas 76102
Telecopier No.:	817-806-5112

With a copy to:	[•]

Telecopier No.:	[•]

To the Executive:	[•]

Telecopier No.:	[•]

All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, or (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed to the correct address listed herein.

8.2                               Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.3                               Assignment. The Company’s rights and obligations under this Agreement shall be assignable by the Company. Neither this Agreement nor any rights here under shall be assignable or otherwise subject to hypothecation by the Executive except as specifically provided in this Agreement.

8.4                               Entire Agreement. This Agreement, along with the agreements referred to herein, represents the entire agreement of the Company on the one hand, and the Executive, on the other, related to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company on the one hand, and the Executive, on the other related to the subject matter hereof. This Agreement may be amended at any time by mutual written agreement of the Parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any employment manual, memo or rule of general applicability of the Company, this Agreement shall control.

8.5                               Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes and such other deductions as may be required under the Company’s employee benefit plans, if any.

8.6                               Governing Law and Venue. This Agreement shall, except where otherwise specified in this Agreement, be construed, interpreted, and governed in accordance with the laws of the State of Texas without reference to Texas rules relating to conflict of law. Venue and jurisdiction shall lie exclusively in courts within Tarrant County, Texas, concerning any and all disputes between Executive and Company, including without limitation, issues and disputes involving stock options or shares.

8.7                               Attorney’s Fees. If any action at law or inequity is necessary to enforce or to interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any relief such prevailing party may be awarded.

8.8                               Reimbursements. Payment of reimbursement amounts and the provision of in-kind benefits by the Company under this Agreement that constitute Deferred Compensation shall be subject to the following:

(a)         Such reimbursements shall be made promptly after the Executive submits reasonable evidence of having incurred the amounts subject to reimbursement, provided that the Executive is required to provide such evidence no later than October 31 of the calendar year following the year in which such expenses are incurred (or such earlier date that is generally applicable, or such later date, established by the Company that is not later than the end of the calendar year following the year in which such expenses are incurred).

(b)         To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under Code Section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(c)          The reimbursement of an eligible expense under this Agreement will be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.

(d)         The Executive’s right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

The term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1. The foregoing provisions of this Section 9.8 are intended to conform the payments and benefits under this Agreement to the requirements of Code Section 409A, and shall not be construed to permit delay by the Company of payment of amounts due earlier in accordance with this Agreement.

8.9                               Code Section 409A. This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or shall comply with the requirements of Code Section 409A. All options granted pursuant to the terms of this Agreement are intended to be exempt from Section 409A pursuant to Treasury Regulation §1.409A-1(b)(4) or §1.409A-1(b)(5). Payments payable under this Agreement triggered by a termination of employment that are deferred compensation subject to (but not otherwise exempt from) Code Section 409A shall not be made unless such termination of employment constitutes a separation from service within the meaning of Code Section 409A. Notwithstanding any other provision in this Agreement to the contrary, if the Executive is a “specified employee” on the date of his separation from service within the meaning of Code Section 409A and Treasury Regulation §1.409A-1(h), payments and benefits payable under this Agreement due to a separation from service that are deferred compensation subject to (but not otherwise exempt from) Code Section 409A that would otherwise be paid or provided during the six-month period commencing on the separation from service, will be deferred until the first day of the seventh month following the separation from service if such deferral is necessary to avoid the additional tax under Code Section 409A. In the case of a series of payments, the first payment shall include the amounts the Executive would have been entitled to receive during the six-month waiting period. Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of code Section 409A. If the Executive’s taxable year is other than the calendar year, then, to the extent required by Section 409A, the term “calendar year” (when used in this Agreement) shall instead mean the Executive’s taxable year.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS THEREOF, the Company has caused this Employment Agreement to be duly executed and dated and the Executive has hereunto set his hand and dated as below.

LONESTAR RESOURCES, INC.

Name: Frank D. Bracken, III
Title: Chief Executive Officer
Date:

EXECUTIVE

[•]

Date: